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EXHIBIT 99.1

HILTON HOTELS CORPORATION
DIRECTORS' STOCK AND DEFERRED RETAINER PLAN

Effective January 1, 2002

HILTON HOTELS CORPORATION
DIRECTORS' STOCK AND DEFERRED RETAINER PLAN

ii

HILTON HOTELS CORPORATION
DIRECTORS' STOCK AND DEFERRED RETAINER PLAN

ARTICLE 1

Purpose

    The purpose of the Hilton Hotels Corporation Directors' Stock and Deferred Retainer Plan (the "Plan"), effective as of January 1, 2002, is to provide a means whereby Hilton Hotels Corporation (the "Company") may allow members of the Board of Directors (the "Board") to elect to receive grants of common stock of the Company (the "Common Stock") in lieu of their annual cash retainer (the "Director's Compensation") or to defer payment of their Director's Compensation and have that deferred amount be deemed invested in deferred units (the "Units") which relate to such stock. This Plan is intended to offer a reward and incentive to members of the Board of the Company, motivate such directors to exert their best efforts on behalf of the Company, and further align the economic interest of such individuals with those of the Company's shareholders. This Plan shall constitute a non-qualified deferred compensation plan.

ARTICLE 2

Definitions

    2.1  Account.  "Account" means, with respect to a Participant, the Account established on the books of Company pursuant to Article 4.

    2.2  Administrator.  "Administrator" means the Pension and Thrift Committee of the Company, until a successor is named by the Board, that will administer the Plan.

    2.3  Affiliate.  "Affiliate" means any firm, partnership, or corporation that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

    2.4  Beneficiary.  "Beneficiary" means the beneficiary(ies) (or contingent beneficiary(ies) in the event that the primary beneficiary does not survive the Participant) designated by the Participant on the Beneficiary Designation Form, who will receive any portion of benefits under this Plan payable upon the death of the Participant.

    2.5  Beneficiary Designation Form.  "Beneficiary Designation Form" means the form which a Director files with the Administrator to designate Beneficiary(ies) under the Plan.

    2.6  Board of Directors or Board.  "Board of Directors" or "Board" means the Board of Directors of the Company.

    2.7  Change of Control.  "Change of Control" means the first to occur of any of the following events:

      (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c); provided however, that notwithstanding the foregoing, a Change of Control of the Company shall not be deemed to occur solely because any Person acquires beneficial ownership of more than 20% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities as a result of the acquisition of Outstanding Company Common Stock or Outstanding Company Voting Securities by the Company which reduces the amount of Outstanding Company Common Stock or Outstanding Company Voting Securities; provided, that if after such acquisition by the Company such Person becomes the beneficial owner of additional Outstanding Company Common Stock or Outstanding Company Voting Securities that increases the percentage of Outstanding Company Voting Securities beneficially owned by such Person, a Change of Control of the Company shall then occur; or

      (b) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors present at the meeting where such vote was taken who then comprised the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

      (c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

      (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

    2.8  Common Stock.  "Common Stock" means the common stock of the Company.

    2.9  Company.  "Company" means Hilton Hotels Corporation or any successor thereto.

    2.10  Director.  "Director" means a member of the Board of Directors who is not an employee of the Company or any of its Affiliates and who receives Director's Compensation.

    2.11  Director's Compensation.  "Director's Compensation" means the annual retainer to be paid to a Director in a Plan Year.

    2.12  Dividend Equivalent.  "Dividend Equivalent" means an amount determined by multiplying the number of Units credited to a Participant's Account by the per share cash dividend, or the per share fair market value (as determined by the Administrator) of any dividend in consideration other than cash, paid by the Company on its stock on a dividend payment date.

    2.13  Effective Date.  "Effective Date" means January 1, 2002.

    2.14  Enrollment and Distribution Agreement.  "Enrollment and Distribution Agreement" means the election form which a Director files with the Administrator to participate in the Plan.

    2.15  Exchange Act.  "Exchange Act" means Securities Exchange Act of 1934, as amended.

    2.16  Fair Market Value.  "Fair Market Value" means the amount determined as follows: (a) if the principal trading market for the Common Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (b) if the Common Stock is not principally traded on such exchange or market, the mean between the last reported "bid" and "asked" prices of Common Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Administrator determines. If the Common Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or "bid" or "asked" quotations as set forth above, the Fair Market Value per share shall be as determined by the Administrator.

    2.17  Participant.  "Participant" means any Director who is eligible to participate in the Plan under Article 3. In the event of the death or incompetency of a Participant, the term shall mean the Director's personal representative or guardian. An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant's Account.

    2.18  Plan.  "Plan" means the Hilton Hotels Corporation Directors' Stock and Deferred Retainer Plan as set forth herein, and as it may be amended from time to time.

    2.19  Plan Year.  "Plan Year" means each calendar year during which the Plan is in effect.

    2.20  Separation from Service.  "Separation from Service" means the Director's termination of service as a member of the Board for any reason. Except as otherwise provided herein, a Separation from Service shall be deemed to have occurred on the last day of the month during which the Director's service to the Company ceases and shall be determined without reference to any compensation continuation arrangement that may be applicable.

    2.21  Unit.  "Unit" means a single unit granted to a Participant which represents a phantom interest equivalent to one share of Common Stock.

    2.22  Unit Value.  "Unit Value" means, at any time, unless otherwise specified in the Plan, the value of each Unit issued under the Plan, which value shall be equal to the Fair Market Value of a share of Common Stock on such date.

ARTICLE 3

Participation and Elections

    3.1  Participation.  Each Director of the Company shall be eligible to participate in the Plan.

    3.2  Election to Participate.  Instead of cash, a Director may elect to receive his or her Director's Compensation in the form of: (a) Common Stock that is distributed quarterly; or (b) by deferring his or her Director's Compensation, Units that are credited to an Account and payable in accordance with Article 5. An election to convert Director's Compensation into Common Stock or Units must be made in increments of 25% of the Director's Compensation. Units attributable to Dividend Equivalents will be credited to each Participant's Account in accordance with the provisions of Article 4 during any period of deferral.

    3.3  Manner of Election.  A Director may elect to participate in the Plan by executing and filing an Enrollment and Distribution Agreement with the Administrator. If a Director elects to receive shares of Common Stock or Units in lieu of a percentage of his or her Director's Compensation for a fiscal quarter, the Enrollment and Distribution Agreement must be returned to the Administrator by the last day of the second preceding fiscal quarter. A Director will continue to receive his or her Director's Compensation in the form of cash unless and until an Enrollment and Distribution Agreement is completed and returned to the Administrator. Notwithstanding the preceding sentences, for the Plan Year beginning on the Effective Date, the executed Enrollment and Distribution Agreement must be filed within 30 days after the Effective Date. A Participant's execution of the Enrollment and Distribution Agreement shall also constitute acknowledgement that all decisions and determinations by the Administrator shall be final and binding on the Company, Participants, Directors, Beneficiaries and any other persons having or claiming an interest hereunder.

    3.4  New Directors.  An individual who first becomes a Director during a Plan Year may elect to enroll in the Plan for that Plan Year by filing an Enrollment and Distribution Agreement, in accordance with this Article 3, as soon as practicable following the date the individual becomes a Director but, in any event, within 30 days after the individual becomes a Director. Notwithstanding the foregoing, however, any election by a Director to defer Director's Compensation pursuant to this Section shall apply only to such compensation paid after the date on which such Enrollment and Distribution Agreement is filed.

    3.5  Retainer Deferral Limit.  The Administrator may change the minimum deferral percentage in Section 3.2 from time to time by notice to the Directors. Notwithstanding the preceding sentence, for the Plan Year beginning on the Effective Date, a Participant's election to defer shall be effective only as to Director's Compensation not yet due for such Plan Year.

    3.6  Termination of Election.  An election will remain in effect until (a) the Participant's Separation from Service as a member of the Board, or (b) the Participant's further written notice to the Administrator of the termination or the modification of such election. An election to terminate or modify a prior election to defer Director's Compensation will be effective at the start of the second succeeding fiscal quarter and the Director will then be precluded from making any other election for the next two fiscal quarters.

ARTICLE 4

Participants' Accounts

    4.1  Establishment of Accounts.  The Company shall keep records to reflect the number of Units and Dividend Equivalents credited to each Participant hereunder; provided, however, that no Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. Director's Compensation shall be converted into Units each fiscal quarter, in an amount equal to the Director's Compensation being deferred divided by the Fair Market Value of the Common Stock on the last trading date for such fiscal quarter. Fractional Units shall accumulate in the Participant's Account and shall be added to fractional Units held in such Account to create whole Units. Nothing contained in this Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

    4.2  Dividend Equivalent to be Credited.  From the date a Participant's deferred Director's Compensation is converted into Units until the Participant's Account has been fully distributed, the Company shall credit to each Participant's Account on each date for the payment of a dividend by the Company on its Common Stock, an amount equal to the Dividend Equivalent associated with the Units in the Account. The Dividend Equivalent shall be converted to a number of Units, based on the Unit Value on the dividend payment date.

ARTICLE 5

Payment of Benefits

    The Company shall redeem Units credited to a Participant's Account only at the times and in the manner prescribed by the further terms of this Article 5. Payments under this Plan shall be made by distributing a number of shares of Common Stock equal to the number of shares in lieu of Director's Compensation or Units being redeemed. Any fractional Units credited to a Participant's Account shall be paid in cash in an amount equal to the Unit Value of such fractional Unit upon final distribution of shares of Common Stock hereunder.

    5.1  Payment of Common Stock.  If the Participant elects to receive shares of Common Stock in lieu of his or her Director's Compensation, the Participant shall receive such Common Stock as soon as practicable following the last day of each fiscal quarter. The number of shares of Common Stock received by the Director shall equal the amount of the Director's Compensation payable divided by the Fair Market Value of the Common Stock on the last trading date of such fiscal quarter.

    5.2  Payment/Redemption of Units.  If a Participant elects to convert his or her Director's Compensation into Units, a Participant's Units shall be redeemed upon the Participant's Separation from Service. A Participant may elect to receive the value of the Units in his or her Account in: (a) a lump-sum payment; or (b) annual installments over a period not to exceed 10 years. Any amount payable under this Section 5.2 shall be paid, or commence to be paid, no sooner than the first day of the thirteenth month following the Participant's Separation from Service or, the later date specified by the Participant but no later than the last day of January of the fifth Plan Year after the Participant's Separation from Service. Dividend Equivalents will be credited to such Participant's Account in accordance with Article 4 until the full amount of the Participant's Account has been distributed. Each installment payment shall be calculated by dividing the Participant's total Account balance as of such payment date by the number of payments remaining in the installment period.

    5.3  Death.  In the event that a Participant dies prior to the commencement of benefits under this Plan from his or her Account, the Company shall redeem all of the Units then credited to the Participant's Account in the form of a lump sum payment. Any such redemption shall be paid to the Participant's Beneficiary in the form of Common Stock. In the event of the death of the Participant after the commencement of benefits under this Plan from his or her Account, the benefits from the Account shall be paid to the Participant's Beneficiary in a single distribution as soon as practicable.

    5.4  Change of Control.  Unless otherwise provided by the Administrator, in the event of a Change of Control of the Company, the Company shall redeem all of the Units then credited to the Participant's Account. Any such redemption shall be made in the form of Common Stock or, in the sole discretion of the Administrator, cash. The amount paid shall equal the product of the number of Units being redeemed multiplied by the Unit Value on the date of the Change of Control.

ARTICLE 6

Administration of the Plan

    6.1  Administrator is Authority.  The Administrator shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations, including factual determinations, and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Administrator arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Company, all Participants, all Beneficiaries and all other persons and entities having an interest therein. Any decisions, actions or interpretations to be made under the Plan by the Company, the Board, or the Administrator acting on behalf of the Company, shall be made in its respective sole discretion, not as a fiduciary and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan. Nothing contained in this Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company or the Board and any Participant or any other person.

    6.2  Administrator's Compensation and Expenses.  The Administrator shall serve without compensation for services unless otherwise determined by the Board. The Company shall pay all expenses of administering the Plan except as otherwise determined by the Administrator.

    6.3  Administrator's Indemnification.  The Company shall indemnify and hold harmless the Administrator from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.

ARTICLE 7

Miscellaneous

    7.1  No Rights as Shareholder.  No Participant shall have any rights as a shareholder of the Company, including the right to any cash dividends, or the right to vote, as a result of the Participant's holding any Units.

    7.2  No Rights to Service.  Nothing in this Plan, and no action taken pursuant hereto, shall affect the Participant's term of service as a Director.

    7.3  Claims Procedure.

      (a)  Claim.  A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Administrator, setting forth the claim.

      (b)  Claim Decision.  Upon receipt of a claim, the Administrator shall advise the Claimant that a reply will be forthcoming within ninety days and shall, in fact, deliver such reply within such period. The Administrator may, however, extend the reply period for an additional 90 days for reasonable cause.

  If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:

    (i)
    the specific reason or reasons for such denial;

    (ii)
    the specific reference to relevant provisions of this Plan on which such denial is based;

    (iii)
    a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or information is necessary;

    (iv)
    appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review;

    (v)
    the time limits for requesting a review under subsection (c) and for review under subsection (d) hereof; and

    (vi)
    the Claimant's right to bring an action for benefits under Section 502 of ERISA.

      (c)  Request for Review.  Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Administrator review its determination. The Claimant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comments in writing for consideration by the Administrator. If the Claimant does not request a review of the initial determination within such 60 day period, the Claimant shall be barred and estopped from challenging the determination.

      (d)  Review of Decision.  Within 60 days after the Administrator's receipt of a request for review, the Administrator will review the initial determination. After considering all materials presented by the Claimant, the Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the relevant provisions of this Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

    7.4  Adjustment Upon Acquisitions, Dispositions or other Events not in the Ordinary Course of Business.  If there is any change in the number or kind of shares of Common Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization (including a change in the Company's business structure from a corporation to a limited liability company) or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company's receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company's payment of an extraordinary dividend or distribution, the number of shares covered by outstanding Units, the kind of shares issued under the Plan, and the Fair Market Value of such Units may be appropriately adjusted by the Administrator acting on behalf of the Company to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Administrator shall be final, binding and conclusive.

    7.5  Notices.  Any notice hereunder to be given to the Company shall be in writing and shall be delivered in person to the Secretary of the Company, or shall be sent by registered mail, return receipt requested, to the Secretary of the Company at the Company's executive offices, and any notice hereunder to be given to the Participant shall be in writing and shall be delivered in person to the Participant, or shall be sent by registered mail, return receipt requested, to the Participant at his or her last address as shown in the employment records of the Company. Any notice duly mailed in accordance with the preceding sentence shall be deemed given on the date postmarked.

    7.6  Unsecured General Creditor.  To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

    7.7  Termination and Amendment of the Plan and Modification of Units.  The Plan may be terminated, modified or amended by the Administrator at any time, except with respect to any Units then outstanding under the Plan; provided, however, that the Administrator may accelerate the redemption of any Units then outstanding as if a redemption were then being made under Article 5.

    7.8  Governing Law.  This Plan shall be construed in accordance with and governed by the laws of the State of California to the extent not superseded by federal law, without reference to the principles of conflict of laws.

    7.9  Severability of Provisions.  If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

    7.10  Headings and Captions.  Headings and captions herein are provided for reference and convenience only and are to be ignored in the construction of the provisions of the Plan.

    7.11  Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

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  EXHIBIT 99.1
HILTON HOTELS CORPORATION DIRECTORS' STOCK AND DEFERRED RETAINER PLAN Effective January 1, 2002
TABLE OF CONTENTS
HILTON HOTELS CORPORATION DIRECTORS' STOCK AND DEFERRED RETAINER PLAN
ARTICLE 1 Purpose
ARTICLE 2 Definitions
ARTICLE 3 Participation and Elections
ARTICLE 4 Participants' Accounts
ARTICLE 5 Payment of Benefits
ARTICLE 6 Administration of the Plan
ARTICLE 7 Miscellaneous